Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jeffrey L. Rutherford
Sr. Vice President & Chief Financial Officer
LESCO, Inc.
(216) 706-9250

LESCO REPORTS OPTION GRANTS
CLEVELAND, Ohio – September 27, 2005 – LESCO, Inc. (NASDAQ: LSCO), today announced, as required by NASDAQ Marketplace Rule 4350, that it has made certain stock option grants to new employees.
Consistent with the requirements of NASDAQ Marketplace Rule 4350-(i)-1-(a)-(iv), these new employee inducement grants were made outside the Company shareholder approved stock option plans. These grants are classified as non-qualified stock options with an exercise price equal to the average of the high and low selling prices of the Company’s common shares on the later of the applicable employee’s date of hire or approval of the option grant by the Company’s Board of Directors. The options vest one third (1/3) each year for three (3) years starting on the respective anniversaries of the applicable dates of hire, have a term of ten (10) years and will be forfeited if not exercised before expiration of the term. If the applicable employee’s employment with the Company is terminated for any reason, the terminated employee’s options will be forfeited if not exercised within three (3) months of the last day worked. There were five (5) option grants totaling 61,500 shares as follows:
•	On March 8, 2004, a total of 25,000 shares were granted to Michael A. Weisbarth, Vice President, Controller.
•	On April 5, 2004, a total of 10,000 shares were granted to Kathleen Minahan, Senior Legal Counsel.
•	On October 22, 2004, a total of 15,000 shares were granted to Richard F. Doggett, Zone Vice President.
•	On December 17, 2004, a total of 10,000 shares were granted to Timothy M. Peterson, Director, New Technology.
•	On May 10, 2005 a total of 1,500 shares were granted to Michael A. Oravec, Director of Planning.
LESCO will disclose any future non-plan option grants by press release pursuant to NASDAQ Marketplace Rule 4350.

About LESCO, Inc.
LESCO serves more than 130,000 customers worldwide, through 293 LESCO Service Center® locations, 111 LESCO Stores-on-Wheels® vehicles, the Internet, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.